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Exhibit 21.  Subsidiaries of the Registrant

     The Company has two wholly-owned subsidiaries. All others listed are either direct or indirect subsidiaries of the Bank.

     SUBSIDIARIES OF THE COMPANY          STATE OF INCORPORATION
     ---------------------------          ----------------------

Mid America Federal Savings Bank          Illinois
MAF Developments, Inc.                    Illinois

     SUBSIDIARIES OF THE BANK
     ------------------------

Mid America Development Services, Inc.    Illinois
Mid America Insurance Agency, Inc.        Illinois
Mid America Finance Corporation           Illinois
Mid America Mortgage Securities, Inc.     Illinois
N.W. Acceptance Corporation               Delaware
N.W. Financial Corporation                Illinois
Route 22 Development Corporation          Illinois
Ambria Development Corporation            Illinois
Randall Road Development Corporation      Illinois
Reigate Woods Development Corporation     Illinois